CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference of our report dated January 31, 2003 on the consolidated balance sheets of Silverado Gold Mines Ltd. (“the Company”) as at November 30, 2002 and 2001, and the consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended November 30, 2002 and 2001, in the Company’s Form S-8 Registration Statement to be filed with the United States Securities and Exchange Commission in respect of the issuance of up to 7,500,000 shares of the Company pursuant to the Company’s 2003 Stock Option Plan.

Vancouver, Canada	“Morgan & Company”
January 12, 2004	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1